Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into the 22nd day of January, 2005, between Thomas M. Coughlin (“Associate”), a resident of Benton County, Arkansas, and Wal-Mart Stores, Inc., a Delaware corporation, its subsidiaries and affiliates (collectively “Wal-Mart”).

In consideration of the mutual covenants contained in this Agreement, and other lawful consideration recited herein, the parties agree as follows:

1. Retirement Date. The Associate will retire from employment with Wal-Mart on January 24, 2005 (the “Retirement Date”). Associate will remain as a member of the Board of Directors of Wal-Mart until the end of his current term, which expires on the day of the Company’s Annual Shareholders’ Meeting to be held in June 2005.

2. Retirement Benefits. Wal-Mart will provide the following benefits to the Associate, subject to Associate’s compliance with the terms hereof:

(a) Transition Payments. The Associate reaffirms his obligations as set forth in the Special Stock Option Grant, Post-Termination Agreement and Covenant Not to Compete, between Wal-Mart and Associate, dated September 3, 1998 (the “Non-Compete Agreement”). Provided that Associate complies with the terms of the Non-Compete Agreement, Associate will receive the transition payments described in the Non-Compete Agreement between Wal-Mart and the Associate, which shall be based on the Associate’s current annual base salary of One Million Forty Thousand Dollars ($1,040,000.00). A copy of the Non-Compete Agreement is attached hereto as Exhibit A and incorporated herein by reference. All other terms and conditions of the Non-Compete Agreement will remain in full force and effect.

(b) Unvested Stock Benefits.

(i) Restricted Stock Awards. Wal-Mart and Associate acknowledge that Associate currently has unvested restricted stock grants representing 242,774 shares of Wal-Mart common stock (the “Unvested Restricted Stock Awards”) granted to him under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended January 15, 2004, and the Wal-Mart Stores, Inc. 1997 Restricted Stock Plan (collectively the “Plan”) and under the restricted stock awards (the “Awards”), as described on Exhibit B. The parties further acknowledge that, by their current terms, the Unvested Restricted Stock Awards expire upon Associate’s retirement from Wal-Mart. As additional consideration for this Agreement, and subject to the execution and delivery by Associate to Wal-Mart of the Mutual General Release described in Section 3 below and subject to the other terms and conditions of this Agreement, the Plan and the Awards, Wal-Mart and Associate agree and acknowledge that the applicable terms of the Awards are hereby amended such that, as amended, the Awards shall, and hereafter do, provide as follows:

(A) 186,407 shares of the Unvested Restricted Stock Awards (the “Non-

Forfeited Shares”) shall not be forfeited as a result of the Associate’s retirement from Wal-Mart, as set forth on Exhibit B hereto. 56,367 shares of the Unvested Restricted Stock Awards shall be forfeited as of the Retirement Date.

(B) Subject to the provisions of subparagraph (D) below, the Non-Forfeited Shares shall vest over a five-year post-retirement period (the “Post-Retirement Vesting Period”) as follows:

Vesting Date	Non-Forfeited Shares Vesting	Percentage of Non- Forfeited Shares Vesting
January 24, 2008	37,281	20%
January 24, 2009	37,281	20%
January 24, 2010	37,281	20%
January 24, 2011	37,281	20%
January 24, 2012	37,283	20%

(C) As soon as practicable after each Vesting Date above, the number of corresponding Non-Forfeited Shares listed above as vesting on such Vesting Date (net of any such shares retained by Wal-Mart to satisfy federal or state withholding tax obligations) shall be delivered to Associate free and clear of all restrictions.

(D) All unvested Non-Forfeited Shares shall be subject to immediate forfeiture by Associate in the event Associate, directly or indirectly:

(i) owns, manages, operates, finances, joins, controls, advises, consults with, renders services to, has a current or future interest in, participates in the ownership, management, operation, financing, or control of, or becomes employed by or connected in any manner with, any Competing Business (as defined below);

(ii) solicits for employment, hires, or offers employment to, or otherwise aids or assists any person or entity, other than Wal-Mart, its subsidiaries or affiliates, in soliciting for employment, hiring, or offering employment to, any employee of Wal-Mart; or

(iii) breaches or otherwise fails to comply with any of the covenants or agreements contained in or provided for under Sections 3, 4, 5 or 6 of this Agreement.

The term “Competing Business” shall mean any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail or wholesale to consumers or businesses that (i) is located within the

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United States or any other country in which Wal-Mart or its affiliates either operate a store or are known to the Associate to have plans to open or acquire an operation within twenty-four months following the Retirement Date, and (ii) that has gross annual sales volume or revenues attributable to its retail or wholesale operations in excess of U.S. $2 billion or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either its current fiscal year or in the first fiscal year of such business commencing after the Retirement Date. “Competing Business” as of the date of this Agreement shall include, but is not limited to, such entities as Target, Costco, K-Mart, Home Depot, Dollar General, Family Dollar, Kohls, Hudson’s Bay Company, Carrefour, HEB, Fred Meyers, Tesco, Metro, Lowes, BJ’s Wholesale Company, Best Buy, PetsMart, Kroger, Circuit City, Rite Aid, Walgreens, ShopKo, Pamida, Safeway, Meijer, Winn Dixie, A&P, Toys R Us, Staples, Sears, and The Limited. Ownership of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement. The provisions of this subparagraph 2(b)(i)(D) shall amend and replace the non-competition provisions contained in the Awards.

Notwithstanding the foregoing, the Chief Executive Officer and Chairman of the Board of Directors of Wal-Mart shall have the discretion to approve a request by the Associate to serve on the Board of Directors of an entity that would otherwise constitute a Competing Business within the meaning of this Agreement; provided however, such approval must be executed in writing by the Chief Executive Officer and Chairman of the Board of Wal-Mart and delivered to the Associate.

(E) Unless previously forfeited pursuant to subparagraph (D) of this Section 2(b)(i), all unvested Non-Forfeited Shares shall immediately vest upon Associate’s death. Non-Forfeited Shares shall not vest upon any disability of Associate.

(F) This Section 2(b)(i) shall constitute a valid and binding amendment to the applicable Awards. Wal-Mart acknowledges that its Compensation Committee has approved of the amendments to the Awards as contained herein.

(G) In the event of any inconsistencies between this Agreement and the Awards, this Agreement shall govern.

(H) The Associate acknowledges that upon retirement he would not otherwise be entitled to receive the benefits contained in this Section 2(b)(i), and that such benefits are in addition to, and are in excess of, any consideration the Associate would have received on his retirement.

(ii) Unvested Stock Options. Nothing contained in this Agreement shall be construed as amending unvested stock options granted to Associate under the Plan or otherwise. Wal-Mart and Associate agree and acknowledge that any unvested stock option grants to Associate will be forfeited in accordance with their terms on the Retirement Date.

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(c) MIP Payout. The Associate will be eligible to receive a final payment in March 2005 under the terms of Wal-Mart’s Management Incentive Plan (“MIP”), such payment to be pro rated to the Retirement Date.

(d) Medical and Dental Benefits. The Associate will be eligible under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue his present group medical and dental coverage, if any, for up to eighteen (18) months from the Retirement Date (the “COBRA Period”), to the extent provided by and subject to the terms of COBRA. Upon the expiration of the COBRA Period, and conditional upon the Associate’s continuing compliance with the covenants contained in Sections 2, 3, 4, 5 and 6 of this Agreement, Wal-Mart will provide the Associate and his spouse, Cynthia Coughlin, with medical and dental coverage, in each case, until the earlier to occur of the Associate’s or Cynthia Coughlin’s: (i) 65th birthday, (ii) death, or (iii) the date he or she otherwise becomes eligible to receive Medicare benefits. Wal-Mart will also provide Associate’s son, Michael Coughlin, with medical and dental coverage until he reaches twenty-three (23) years of age. Such medical and dental coverage shall be comparable to the coverage the Associate, Cynthia Coughlin, and Michael Coughlin would have received from Wal-Mart had they continued to be participants in Wal-Mart’s group medical and dental plans (subject to applicable deductibles, co-payments and other limitations contained in such group plans); provided that, the Associate, Cynthia Coughlin, and Michael Coughlin shall recognize in income, as may be required under applicable tax law, the cost of such coverage and bear responsibility for any tax liability.

(e) Other Payments and Benefits. The Associate will receive the other payments and benefits previously earned and vested under existing benefit plans as of the Retirement Date. A separate Retirement Information Work Sheet which describes those benefits has been delivered to Associate. The Associate’s participation in all other benefit programs will end on the Retirement Date.

3. Mutual General Release. The Associate will execute a Mutual General Release of Wal-Mart in the form attached hereto and incorporated herein by reference as Exhibit C.

4. Cooperation. Due to his position as Vice Chairman of the Board of Wal-Mart, and as the senior operational officer of the U.S. operations of the Wal-Mart Stores Division and Sam’s Club Division of Wal-Mart, the Associate may from time to time after the Retirement Date be called upon to testify or provide information to Wal-Mart in connection with employment-related and other legal proceedings involving Wal-Mart. The Associate will provide reasonable assistance to and will cooperate with and support Wal-Mart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceeding that may exist or may subsequently arise regarding events as to which the Associate has knowledge by virtue of his position with Wal-Mart. Wal-Mart will compensate the Associate for reasonable travel expenses and other expenses incidental to any such cooperation provided to Wal-Mart at its request, and will pay the Associate Five Hundred Dollars ($500.00) for each hour spent providing such support to Wal-Mart.

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5. Confidential Information. The Associate agrees that he will not at any time directly or indirectly use or disclose any confidential information obtained during the course of his employment with Wal-Mart, except when previously authorized by Wal-Mart in writing. “Confidential Information” means information designated as such by Wal-Mart pertaining to the business of Wal-Mart, and includes, without limitation, trade secrets obtained by the Associate during the course of, or as a result of, his employment with Wal-Mart, including, without limitation, information regarding processes, suppliers (including the terms, conditions or other business arrangements with suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations and analyses regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Wal-Mart. However, “Confidential Information” shall not include: (1) information that is in the public domain at the time of its disclosure to the Associate, or if not in the public domain at the time of its disclosure to the Associate, which enters into the public domain through no involvement of the Associate after its disclosure to the Associate, or (2) information that the Associate receives from a third-party who is under no obligation of confidentiality to Wal-Mart. On the Retirement Date, the Associate shall return to Wal-Mart all documentation, programs, software, equipment, statistics, and other written (including information stored electronically) business materials of or concerning Wal-Mart, including all Confidential Information of Wal-Mart in Associate’s possession. The Associate acknowledges that the obligations set out herein with respect to Confidential Information will remain in effect for a period of seven (7) years following the date of this Agreement, or until such time as the Confidential Information becomes public other than through publication by the Associate.

6. Public Statements. The Associate agrees that all public statements by or attributable to him regarding Wal-Mart, any past, present or future plans or business activities of Wal-Mart, or any officers, directors, employees or affiliates of Wal-Mart will be coordinated in advance through Wal-Mart’s Corporate Affairs Department.

7. Associate Consent. The Associate acknowledges that Wal-Mart has informed him that he may take up to twenty-one (21) days from receipt of this Agreement to consider this Agreement before signing it. He further understands that he is not required to wait the full twenty-one (21) day period before signing, and understands that he may sign and return the Agreement at any time prior to the expiration of twenty-one (21) days. The Associate also understands that he may revoke this Agreement at any time in the seven (7) days following its execution, and this Agreement will not become effective or enforceable until this seven (7) day revocation period has expired. The Associate acknowledges that no benefits or rights will inure to Associate under Section 2(b) or (c) of this Agreement until each of the following has occurred: (i) the revocation period has expired without revocation by Associate and (ii) this Agreement and the Mutual General Release described in Section 3 above have been executed by Associate and delivered to Wal-Mart.

8. Statement of Ethics. The Associate acknowledges that he has read and understands Wal-Mart’s Statement of Ethics (PD-10) and agrees to abide by the provisions thereof to the extent applicable to former Wal-Mart associates. A copy of the Statement of Ethics is attached hereto as Exhibit D and incorporated herein by reference.

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9. Advice of Counsel. The Associate acknowledges that he has been advised to consider this Agreement carefully and to review it with legal counsel of his choice. The Associate also acknowledges that he understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

10. Miscellaneous.

(a)	Entire Agreement. This Agreement and the exhibits hereto contain the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or the exhibits hereto; provided however, that nothing contained herein shall in any way limit Associate’s obligations and Wal-Mart’s contractual rights under the Non-Compete Agreement.

(b)	Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

(c)	Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remainder of this Agreement will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

(d)	Section Titles. Section titles are for informational purposes only and are not to be considered in construing this Agreement.

(e)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on and inure to the benefit of their respective successors, assigns and heirs.

(f)	Governing Law. This Agreement will be construed by and governed in accordance with the laws of the State of Arkansas, except as to matters relating to the issuance of Wal-Mart stock and the internal corporate governance of Wal-Mart, as to which the General Corporation Law of the State of Delaware shall govern.

(g)	Dispute Resolution. The Associate and Wal-Mart agree that they will first attempt to resolve any disputes arising under this Retirement Agreement through good faith negotiations and that any unresolved disputes shall be litigated, if necessary, in the U.S. District Court for the Western District of Arkansas or the state courts located in Benton County, Arkansas.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have set their hands the day and year first written above.

WAL-MART STORES, INC.		THOMAS M. COUGHLIN

By:	/s / Thomas D. Hyde		/s/ Thomas M. Coughlin
Name:	Thomas D. Hyde
Title:	Executive Vice President, Legal and	Date:	January 22, 2005
Corporate Affairs and Corporate
Secretary
Date:	January 22, 2005

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Exhibit A

To

Retirement Agreement

Special Stock Option Grant, Post-Termination Agreement

And Covenant Not To Compete

SPECIAL STOCK OPTION GRANT, POST-TERMINATION

AGREEMENT AND COVENANT NOT TO COMPETE

This Special Stock Option Grant, Post-Termination Agreement, and Covenant Not to Compete is entered into this 3d day of September, 1998 by and between Wal-Mart Stores, Inc. (hereinafter “Wal-Mart”) and Thomas M. Coughlin (hereinafter “the Associate”). The parties agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that

(A) Wal-Mart is a major retail operation, with stores located throughout the United States and in certain foreign locations;

(B) the Associate presently holds a position as Executive Vice President – Operations of Wal-Mart, and is a key executive as defined by the Executive Committee;

(C) as an essential part of its business, Wal-Mart has cultivated long term customer and vendor relationships and goodwill, which are difficult to develop and maintain, which require a significant investment of time, effort, and expense, and which can suffer significantly upon the departure of key executives;

(D) in the development of its business, Wal-Mart has also expended a significant amount of time, money, and effort in developing and maintaining confidential, proprietary, and trade secret information which, if disclosed or misused, could harm Wal-Mart’s business and its competitive position in the retail marketplace;

(E) as Executive Vice President - Operations, the Associate has access to confidential and proprietary trade secret information and other confidential information, including business plans and strategies, that would be of considerable value to Wal-Mart’s competitors; and

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(F) Wal-Mart is entitled to take appropriate steps to ensure (i) that its Associates do not make use of confidential information gained during the course of their employment with Wal-Mart and (ii) that no individual associate or competing entity gains an unfair competitive advantage over Wal-Mart.

2. SPECIAL STOCK OPTION GRANT. If the Associate executes this Agreement on or before March 31, 1998, Wal-Mart will award to the Associate a Special Stock Option Grant equivalent to a One Hundred Percent (100%) of the Associate’s base salary in effect on the date of this Agreement. The Special Stock Option Grant will be in addition to any other stock options, restricted stock, stock grants, or similar entitlements that the employee may receive, or may previously have received, under any other plan or program maintained by Wal-Mart. The Special Stock Option Grant will vest in seven equal annual installments commencing one (1) year from the date of the grant, and shall in all regards be governed by the terms of the Wal-Mart Stores, Inc. Stock Option Plan.

3. TRANSITION PAYMENTS. In the event that Wal-Mart should initiate the termination of the Associate’s employment, Wal-Mart will, for a period of two (2) years from the effective date of such termination (“the Transition Period”), continue to pay the Associate his or her base salary at the rate in effect on the date of termination, subject to such withholding as may be required by law and subject to the following conditions and offsets:

(A) Transition Payments will not be payable if the Associate is terminated as the result of a violation of Wal-Mart policy;

(B) In the event that the Associate is demoted or reassigned so that he or she ceases to be a key executive as defined or determined by the Executive Committee, the Associate will no longer be bound by the Covenant Not to Compete set forth in Paragraph 4 below and will cease to be eligible for any of the benefits or payments (e.g., Transition Payments) provided by this Agreement. In addition, it is understood that, upon ceasing to be a key executive, the Associate would forfeit the stock options

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granted by this Agreement, but only to the extent that those options have not vested as of the date of demotion or reassignment;

(C) No Transition Payments will be payable if the Associate voluntarily resigns or retires from his or her employment with Wal-Mart;

(D) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be payable under this Agreement in the event of the Associate’s death or disability. If the Associate should die during the Transition Period, Transition Payments will cease at that time, and his or her heirs will have no entitlement to the continuation of such payments. Transition Payments will not be affected by the disability of the Associate during the Transition Period.

(E) Transition Payments will be offset by any amounts that the Associate may earn during the Transition Period by virtue of self-employment or employment with, or involvement in, an entity other than a Competing Business as defined in Paragraph 4(B) below. Violation by the Associate of his obligations under Paragraph 4 or Paragraph 5 below, or any other act that is materially harmful to Wal-Mart’s business interests, during the Transition Period will result in the immediate termination of Transition Payments in addition to any other remedies that may be available to Wal-Mart;

F) Transition Payments will be payable on such regularly scheduled paydays as may be adopted and instituted by Wal-Mart for its other salaried employees.

G) Receipt of Transition Payments will not entitle the Associate to participate during the Transition Period in any of the other incentive, stock option, profit sharing, or other associate benefit plans or programs maintained by Wal-Mart, and the Associate shall be entitled to participate in such plans or programs only to the extent that the terms of the plan or program provide for participation by

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former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

4. COVENANT NOT TO COMPETE. In exchange for the Special Stock Option Grant set forth in Paragraph 2, for his or her inclusion in the Transition Payment program set forth in Paragraph 3, and for other good and valuable consideration, the Associate agrees, promises, and covenants as follows:

(A) For a period of two (2) years from the date on which his or her employment with Wal-Mart terminates, and regardless of the cause or reason for such termination, the Associate will not directly or indirectly

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Paragraph 4(B); or

(ii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Wal-Mart in soliciting for employment, hiring, or offering employment to, any employee of Wal-Mart or any of its affiliates;

(B) For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail to consumers that (i) is located within the United States or any other country in which Wal-Mart or its affiliates either operate a store or are known to the Associate to have plans to open or acquire an operation within the next twenty-four (24) months, and (ii) that has gross annual sales volume or revenues attributable to its retail operations in excess of U.S. $2 billion or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either the current fiscal

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year or the next following fiscal year. “Competing Business” as of the date of this Agreement shall specifically include, but is not limited to, such entities as Target/Dayton Hudson, Costco, K-Mart, Home Depot, Dollar General, Family Dollar, Kohls, Hudson Bay Company, Carrefour, HEB, and Fred Meyers.

(C) Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Paragraph 4 shall be binding upon the Associate, and shall remain in full force and effect, regardless of whether the Associate qualifies, or continues to remain eligible, for the Transition Payments described in Paragraph 3 above. Termination of the Transition Payments pursuant to Paragraph 3 will not release the Associate from his or her obligations under this Paragraph 4.

5. PRESERVATION OF CONFIDENTIAL INFORMATION. The Associate agrees that he or she will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his or her employment with Wal-Mart except as may be authorized by Wal-Mart. “Confidential Information” shall include any non-public information pertaining to Wal-Mart’s business, and shall include information obtained by the Associate during the course of, or as a result of, his or her employment with Wal-Mart, including, without limitation, information regarding Wal-Mart’s processes, suppliers (including the terms, conditions, or other business arrangements with such suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives and projections, compilations, analyses, and projections regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, and other employment data, and any “know-how,” techniques, practice or any technical information not of a published nature regarding Wal-Mart’s business.

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6. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. The Associate acknowledges that a breach of the provisions of Paragraph 4 or Paragraph 5 above could result in substantial and irreparable damage to Wal-Mart’s business, and that the restrictions contained in Paragraphs 4 and 5 are a reasonable attempt by Wal-Mart to protect its rights and to safeguard its confidential information. The Associate expressly agrees that upon a breach or a threatened breach by the Associate of the provisions of Paragraph 4 or Paragraph 5, Wal-Mart will be entitled to injunctive relief to restrain such violation, and the Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief as may be necessary to enjoin the violation of Paragraph 4 or Paragraph 5. The parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the appropriate state or federal court encompassing Benton County, Arkansas, and the parties hereby expressly consent to the jurisdiction of such courts. The Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, he or she will seek satisfaction exclusively from the assets of Wal-Mart, and will hold harmless all of Wal-Mart’s individual directors, officers, employees, and representatives.

7. SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Paragraph 4 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

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8. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that the Associate is not employed by Wal-Mart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

9. ENTIRE AGREEMENT. This document contains the entire understanding and agreement between the Associate and Wal-Mart regarding the subject matter of this Agreement. This Agreement supersedes and replaces any and all prior understandings or agreements between the parties regarding this subject, and no representations or statements by either party shall be deemed binding unless contained herein.

10. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

11. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Wal-Mart, its successors and assigns, and on the Associate and his or her heirs, successors, and assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

12. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart will be deemed to have been executed in Bentonville, Arkansas.

13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

14. STATEMENT OF UNDERSTANDING. By signing below, the Associate acknowledges (a) that he or she has received a copy of this Agreement, (b) that he or she has read the Agreement carefully before signing it, (c) that he or she has had ample opportunity to ask questions concerning the

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Agreement and has had the opportunity to discuss the Agreement with legal counsel of his or her own choosing, and (d) that he or she understands his or her rights and obligations under this Agreement, and enters into this Agreement voluntarily.

WAL-MART STORES, INC.

By:	/s / S. Robson Walton	/s / Thomas M. Coughlin
	S. Robson Walton	Thomas M. Coughlin
Chairman of the Board

	9/3/98	9/3/98
	Date	Date

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Exhibit B

To

Retirement Agreement

RESTRICTED STOCK AWARDS

Plan	Award		Unvested Restricted Stock Awards		Non- Forfeited Shares
	Grant Date	Shares	#	Old Vesting Date
1997 Restricted Stock Plan	2/21/97	125,000	41,668	6/28/14	41,668

1998 Incentive Stock Plan	8/12/98	62,500	15,626 31,250	8/12/05 6/28/14	15,626 31,250

1998 Incentive Stock Plan	3/1/00	32,609	8,153 16,304	3/1/05 6/28/14	8,153 16,304

1998 Incentive Stock Plan	3/1/00	20,469	4,094	3/4/05	4,094

1998 Incentive Stock Plan	3/8/01	17,258	4,314 8,629	3/8/06 6/28/14	4,314 8,629

1998 Incentive Stock Plan	3/7/02	35,842	8,961 8,961 17,920	3/7/05 3/7/07 6/28/14	8,961 8,961 17,920

1998 Incentive Stock Plan	1/9/03	38,521	9,630 9,630 19,261	1/9/06 1/9/08 6/28/14	9,630 9,630 1,267

1998 Incentive Stock Plan	1/5/04	38,373	9,593 9,593 19,187	1/5/07 1/5/09 6/28/14

			242,774		186,407

Exhibit C

To

Retirement Agreement

Mutual General Release

Mutual General Release

This Mutual General Release (“Release”) is made and delivered in accordance with that certain Retirement Agreement (“Agreement”), dated January 22, 2005, between Thomas C. Coughlin (“Associate”), a resident of Benton County, Arkansas, and Wal-Mart Stores, Inc., a Delaware corporation, its subsidiaries and affiliates (collectively “Wal-Mart”). This Release should be read in conjunction with the Agreement and construed in a manner consistent with the Agreement.

1.	Mutual Release. The Associate and Wal-Mart hereby release, acquit and forever discharge each other and (to the extent applicable) their respective directors, officers, shareholders, employees, successors and assigns, of and from any and all liability for claims, causes of actions, demands, damages, attorneys fees, expenses, compensation, or other costs or losses of any nature whatsoever, whether known or unknown, which the Associate or Wal-Mart may have arising out of or in any way related to the Associate’s employment with Wal-Mart, including, but not limited to, claims for wages, back pay, front pay, promotion or reinstatement opportunities. This release does not, however, preclude the Associate or Wal-Mart from pursuing a claim for breach of the Agreement or the Non-Compete Agreement.

The Associate also releases any and all claims he may have that arose prior to the date of this Release, and hereby specifically waives and releases all claims under Title VII of The Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, as amended, The American With Disabilities Act, as amended, The Age Discrimination in Employment Act, as amended, The Consolidated Omnibus Reconciliation Act (COBRA), as amended, The Family and Medical Leave Act, as amended, The Employment Retirement Income Security Act of 1974 (ERISA), as amended, and any and all local, state or federal statutes, ordinances or regulations, as well as all claims arising under federal, state, or local law involving wrongful discharge, intentional infliction of emotional distress, the tort of outrage, or any other claims of any nature whatsoever.

2.

Associate Consent. The Associate acknowledges that Wal-Mart has informed him he may take up to twenty-one (21) days from his receipt of this Release to consider it before signing it. He further understands that he is not required to wait the full twenty-one day (21) period before signing, and understands that he may sign and return this Release at any time prior to the expiration of the twenty-one day period. The Associate also understands that he may revoke this Release at any time in the seven (7) days following its execution, and that this Release will not become effective or enforceable until this seven (7) day revocation period has expired. The Associate acknowledges that no benefits or rights will inure to Associate under Section 2(b) of the Agreement until each of the following has occurred: (i) the revocation period has expired without revocation by Associate and (ii) the Agreement and this Release have been executed by Associate and delivered to Wal-Mart. The Associate further acknowledges that he has been advised to consider this Release carefully, and to review it with legal counsel of his choice.

THOMAS M. COUGHLIN	WAL-MART STORES, INC.

/s/ Thomas M. Coughlin	By:	/s/ Thomas D. Hyde
	Name:	Thomas D. Hyde
	Title:	Executive Vice President, Legal and Corporate Affairs and Corporate Secretary
Date: January 22, 2005	Date:	January 22, 2005

2

Exhibit D

To

Retirement Agreement

Statement of Ethics

Statement of

Ethics

(Number PD-10)

As revised on January 1, 2005

A MESSAGE FROM OUR CHAIRMAN AND PRESIDENT & CEO

January 1, 2005

Dear Associates:

Our Company is committed to maintaining an environment in which our Associates are proud to work, our suppliers and other business partners know that they are being dealt with fairly, and our shareholders can invest with confidence. In furtherance of these goals, we have updated our Company’s Statement of Ethics to take into account recent changes in laws and regulations.

This revised Statement of Ethics applies to all of our Associates worldwide as well as the members of our Board of Directors. It is critical that you read this Statement of Ethics carefully. As in the past, we ask that each of you make a special commitment to comply with the principles and policies set forth or referred to in this Statement of Ethics.

Wal-Mart’s business was built upon a foundation of honesty, respect, fairness and integrity. We must each strive to preserve that foundation by bringing these values to our job every day. To that end, we must all follow the Statement of Ethics. However, because this statement cannot possibly describe every practice or principle related to honest and ethical conduct, it is also our responsibility to apply common sense, together with a desire simply to do the right thing, in making business and personal decisions where no stated guideline exists.

The Open Door allows each of us to be heard on any issue. Where ethics are concerned, our Company goes a step further. You are expected to raise any questions or concerns regarding business ethics.

We are all privileged to work for one of the most successful companies in the world. In order to sustain that success for future generations, it is our responsibility to preserve and strengthen the core ethical beliefs upon which our Company was founded. We are relying on each of you to help us fulfill this important responsibility.

S. Robson Walton Chairman of the Board	H. Lee Scott, Jr. President & CEO

OUR THREE BASIC BELIEFS

When Sam Walton founded Wal-Mart Stores, Inc. (“Wal-Mart”), he established the “Three Basic Beliefs” to which we remain firmly committed:

•	Respect for the Individual

•	Service to our Customers

•	Strive for Excellence

The Three Basic Beliefs go hand in hand with the integrity and ethical conduct that is the foundation of our business.

GUIDING ETHICAL PRINCIPLES

As Wal-Mart Associates and Directors, we must:

•      Follow the law at all times;

•      Be honest and fair;

•      Never manipulate, misrepresent, abuse or conceal information;

•      Avoid conflicts of interest between work and personal affairs;

•      Never discriminate against anyone;

•      Never act unethically - even if someone else instructs you to do so;

•      Never ask someone to act unethically;

•      Seek assistance if you have questions about this Statement of Ethics or if you face an ethical dilemma;

•      Cooperate with any investigation of a possible ethics violation; and

Report ethics violations or suspected violations.

This Statement of Ethics provides an introduction to the responsibilities of all Associates, along with an overview of certain important policies. This Statement of Ethics is an important part of employment with Wal-Mart, but is not intended to create an express or implied contract of employment in and of itself. The policies of Wal-Mart may be modified at our sole discretion, without notice, at any time. Employment with Wal-Mart is on an at-will basis, where permitted by law, meaning Associates are free to resign at any time for any or for no reason and Wal-Mart may terminate an Associate at any time for any or for no reason.

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Antitrust	19
USA PATRIOT Act	20
Governmental Dealings	21
Political Activities	22

Responsibilities Regarding International Business Practices	23
Bribes, Kickbacks, or Payoffs	23
International Trade	23
Restrictive Trade Practices & Boycotts	25

Important Contact Information	26

OTHER POLICIES

The following Wal-Mart policies are referred to in this Statement of Ethics and are available on the Wal-Mart “Pipeline” or “Wire” or may be obtained from your supervisor:

Alcohol and Drug Abuse Policy (PD-16)

Code of Ethics for the CEO and Senior Financial Officers

Company Equipment Usage Policy (PD-54)

Competition Policy (OP-13)

Conflict of Interest Policy (PD-13)

Fraternization Policy (PD-22)

Government Relations Policy (CA-15)

Harassment/Inappropriate Conduct Policy (PD-19)

HIPAA Privacy Policy (PD-59)

Insider Trading Policy (CR-01)

International Anti-Corruption Policy (CR-02)

Personal Computers Policy (I1-03)

Public Relations Policy (CA-10)

Risk Management Resource Manual

Use of Computer Modems and Internet Usage and Security Policy (I1-06)

Working Off the Clock Policy (PD-43)

Workplace Violence Policy (PD-48)

Certain national or local policies correspond to the policies in the list above and any conflicts with the listed policies are to be resolved in favor of the national or local policies. Nevertheless, all conflicts are to be resolved in favor of this Statement of Ethics to the extent permissible under local law.

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Using the Statement of Ethics

This Statement of Ethics introduces you to specific principles and policies covering key ethics issues. It will identify risk areas that you may encounter in your job and help you determine what to do if you have a question or concern. The Guiding Ethical Principles contained at the beginning of this Statement of Ethics provide you with a general guide for appropriate business conduct. However, no code of ethics or statement of ethical principles can spell out the proper conduct for every situation. In the final analysis, you must rely on your own good judgment and sense of ethical behavior to make sure that you are always doing the “right thing.”

How the Statement of Ethics is Organized

1.	Inside the front cover is a letter from Rob Walton, our Chairman, and Lee Scott, our President and CEO, which addresses the importance of Wal-Mart’s commitment to ethics.

2.	On the next page are our Guiding Ethical Principles, which provide a quick reference to a set of general guidelines for appropriate behavior.

3.	The Introduction section explains your responsibility to comply with this Statement of Ethics and to report concerns about possible violations of law or policy.

4.	The section entitled “When You Have an Ethics Concern” tells you how to report an ethics matter, including a way to report a matter confidentially and anonymously. It also describes what happens once you raise an ethics concern.

5.	Several Wal-Mart policies are summarized in this Statement of Ethics. Each summary consists of an overview of the policy and helpful hints for handling situations that may arise. The policies are set forth in greater detail on the “Pipeline” or “Wire.”

6.	This Statement of Ethics will, in many instances, refer to the applicable United States policy. If you are an Associate working in another country, your country’s management may adopt similar, more specific policies that relate to these issues. You must read and familiarize yourself with your country’s specific policies that relate to your job.

Introduction

Who Is Covered by the Statement of Ethics

Wal-Mart Associates and Directors. This Statement of Ethics applies to all Associates worldwide and all members of the Board of Directors of Wal-Mart. It also applies to the Associates and Directors of all controlled subsidiaries, i.e. where Wal-Mart owns more than 50% of the stock or equity of the subsidiary.

Third parties. Wal-Mart expects its suppliers, consultants, law firms, public relations firms, contractors and other service providers to act ethically and in a manner consistent with this Statement of Ethics. If you hire a service provider, you should take reasonable steps to ensure that the service provider has a reputation for integrity and ethical conduct and that the service provider is acting in a manner that reflects the highest ethical standards.

What Law Applies

Wal-Mart conducts business in many countries around the world. Our Associates are citizens of many countries and, as a result, our operations are subject to many different laws, customs and cultures.

Wal-Mart is committed to the highest ethical standards in the conduct of our business worldwide as set forth in the Guiding Ethical Principles. The number of laws and regulations around the world affecting Wal-Mart increases and becomes more complex each year. To the extent feasible, this Statement of Ethics will be modified to conform to changes in laws and customs. In some instances the laws of two or more countries will conflict. When you encounter a conflict, you should consult with Wal-Mart’s Ethics Office (or, for countries other than the U.S., the local Wal-Mart Ethics Committee) to understand how to resolve that conflict.

If any requirement of this Statement of Ethics violates or conflicts with the laws of a particular country, the requirement shall not apply in that country.

Associate Responsibilities

The following basic obligations apply to all Associates:

•	Follow the law at all times! If you see any other Associate violating the law, or if you are asked to do something by another Associate that does, or you believe may, violate the law, report it immediately.

•	Read and understand the Guiding Ethical Principles and apply them in your job every day.

•	Learn the policies that apply to your job. No one expects you to memorize every policy. But, you should have a basic understanding of issues covered by each policy, and you should learn which policies apply to your job. Check the Wal-Mart “Pipeline” or “Wire”

or ask your supervisor for the complete and latest text of the policies that relate to your job.

•	Seek assistance from your supervisor, the Ethics Office, or other Wal-Mart resources when you have questions about the application of this Statement of Ethics or other policies.

•	Immediately raise any concern that you or others may have about possible violations of this Statement of Ethics or any Wal-Mart policy, or about a possible request or act that you believe might violate this Statement of Ethics or a Wal-Mart policy.

•	Understand the ways to raise ethics concerns. You may raise them with a Wal-Mart supervisor, or, if you prefer, through a confidential, anonymous hotline or by contacting the Ethics Office directly. The ways to raise concerns are described in more detail below. If you raise an ethics concern and the issue is not resolved, you should raise it through another channel.

•	Cooperate with Wal-Mart investigations into concerns about violations of this Statement of Ethics or a Wal-Mart policy.

Wal-Mart prohibits any Associate from retaliating against anyone who in good faith raises or helps to resolve an ethics concern.

Additional Responsibilities for Management Associates

If you are a management Associate, you should monitor ethics compliance. Supervision of ethics is as important as supervision of performance. You should do the following to ensure that our Company maintains the highest ethical standards:

•	When an ethics issue comes to your attention, you are encouraged to contact the Ethics Office for assistance.

•	Meet with your direct reports as a group periodically to review the Guiding Ethical Principles and this Statement of Ethics.

•	Where there is a conflict between ethics and business objectives, ethics must always come first.

•	Lead by example and train your Associates to be ethical in all dealings and to avoid even the appearance of unethical conduct.

•	If an ethics issue arises with one of your Associates, make sure other Associates are not making the same mistake.

•	Ensure open communication by encouraging Associates in your department or division to ask questions concerning ethics matters.

•	Encourage self-reporting of ethics violations. If an Associate voluntarily reports that he or she was involved in an ethics violation, such self-reporting may be considered when determining the appropriate disciplinary action to be taken.

•	Never cover up or ignore an ethics problem. Address ethics matters in a timely manner and seek guidance if necessary.

•	Appreciate Associates who raise ethics issues.

•	Never retaliate against anyone for raising an ethics issue, assisting in an ethics investigation or participating or assisting in any proceeding relating to an alleged violation of any applicable government regulations, laws or rules or an alleged fraud against shareholders.

Discipline for Violations

Appropriate disciplinary action, up to and including termination, may be taken against any Associate whose conduct violates this Statement of Ethics or applicable laws and regulations, including the Guiding Ethical Principles. Self-reporting of ethics violations is encouraged and may be considered when determining the appropriate disciplinary action to be taken.

Also, anyone who knowingly makes a false report of an alleged ethics violation could be subject to disciplinary action.

Waivers

Any Associate (other than executive officers) may request from the Ethics Office a waiver of the applicability of this Statement of Ethics. Ethics waiver requests must be submitted in writing to the Ethics Office by the Associate and must set forth the relevant facts and circumstances supporting the requested waiver. The Ethics Office will respond in writing to the Associate.

For members of the Board of Directors and executive officers, requests for waivers of the Statement of Ethics will only be considered by the Audit Committee or by the full Board of Directors, as the Board of Directors determines. Members of the Board of Directors and the Chief Executive Officer must submit their own waiver requests in writing. Written requests must set forth the relevant facts and circumstances supporting the waiver. After receipt and review of the request, the Audit Committee or the Board of Directors will respond in writing to the requester. Any waivers of this Statement of Ethics granted in favor of members of the Board of Directors or executive officers will be promptly disclosed to shareholders.

All waiver requests must be approved in advance of the conduct for which approval is sought.

When You Have an Ethics Concern

One of the most important responsibilities Wal-Mart Associates have is the obligation to raise a concern about a possible violation of Wal-Mart policy or the law. If you are reluctant to raise these concerns, you should remember that you can cause harm to our Company and our fellow Associates if you remain silent when you have an ethics or policy concern. In fact, all Associates are required to report any known or suspected violations of the law, applicable regulations or this Statement of Ethics or any other Wal-Mart policy.

How to Raise an Ethics Concern

You may report ethics concerns or possible violations of this Statement of Ethics or other Wal-Mart policies by any of the following methods:

•	Use the Open Door. The Open Door is the most direct way to voice any concern to a supervisor. If you believe your immediate supervisor is involved in misconduct, report the misconduct to the next level of management believed not to be involved or use one of the other reporting channels described below.

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•	Contact the Ethics Office.

•	Phone. Wal-Mart has an Ethics Hotline, which allows you to report a violation on a confidential and anonymous basis.

•	United States, Canada or Puerto Rico: 1-800-WMETHIC (1-800-963-8442).

•	All other locations: Toll-free number posted in each country.

•	Email. Ethics@wal-mart.com.

•	Mail. Wal-Mart Stores, Inc.

      Attn: Ethics Office

      702 SW 8th Street

      Bentonville, AR 72716-0860

No Associate who in good faith reports a suspected violation will be subject to retaliation for having made the report.

What Happens When an Ethics Concern is Raised

The Ethics Office has oversight responsibility for possible ethics violations which are reported through the Ethics Hotline or which are otherwise forwarded to the Ethics Office. If the reported matter relates to a systemic accounting issue, the Ethics Office will forward the matter to the Internal Audit Department, which will coordinate and oversee the investigation and resolution of the matter. The Ethics Office and Internal Audit Department will operate under the review and supervision of the Audit Committee of the Board of Directors. Guidance on resolution of ethics matters will be sought from the Wal-Mart Legal Department, as necessary. The Ethics Office and Internal Audit Department will maintain logs of ethics matters under their supervision that track the receipt, investigation and resolution of each matter, and will prepare periodic summary reports for senior management and the Audit Committee of the Board of Directors.

The following diagram outlines the process for handling an ethics concern:

Company Policies

Responsibilities to Our Company and Shareholders

Duties to Shareholders

Wal-Mart is committed to advancing the long-term interests of its shareholders and to protecting and improving the value of their investment by observing the highest standards of ethical and legal conduct in all business dealings. Wal-Mart will provide full, fair, accurate, timely and understandable disclosure in the reports and documents it files with the Securities and Exchange Commission, as well as in its other public communications. Wal-Mart will also conduct its operations in accordance with accepted principles of good corporate governance.

Financial Integrity

Wal-Mart requires honest and accurate recording and reporting of financial information in order to make responsible business decisions. All financial books, records and accounts must accurately reflect transactions and events and conform to generally accepted accounting principles and to Wal-Mart’s system of internal controls. No Wal-Mart document or record may be falsified for any reason, and no undisclosed or unrecorded accounts of Wal-Mart’s funds or assets may be established for any purpose.

Wal-Mart has a separate “Code of Ethics for the CEO and Senior Financial Officers” that imposes additional responsibilities on those persons regarding financial integrity. Any amendments or waivers with respect to such code of ethics may only be approved by the Audit Committee of the Board of Directors and will be promptly disclosed to shareholders as required by applicable securities laws.

Things to Remember!

•      Watch for financial results that seem inconsistent with underlying performance or transactions with no clear business purpose.

•      Answer all inquiries from Wal-Mart’s management, internal and external auditors and internal investigators accurately and completely. Do not suppress or withhold relevant information.

•      Retain documents in accordance with applicable laws, regulations or court orders and in compliance with all internal retention policies and directives.

•      Wal-Mart is required by law to retain all complaints received regarding accounting, internal audit controls, or auditing matters. Complaints regarding these subjects must be forwarded immediately to the Internal Audit Department.

•      Never sign a document that you believe to be inaccurate or untruthful.

•      Be alert for any attempts to circumvent internal controls.

•      Follow Wal-Mart directions and guidelines for product pricing, markups and markdowns.

Conflicts of Interest

You have a responsibility to avoid situations and relationships that involve actual or possible conflicts of interest. The appearance of a conflict may be just as damaging to Wal-Mart’s reputation as an actual conflict. A conflict situation can arise if you take actions or have interests that are inconsistent with the interests of Wal-Mart or that may interfere with your ability to perform your job effectively on behalf of the Company. Situations or transactions that create the appearance or perception that you cannot carry out your duties and responsibilities with integrity and impartiality should be avoided.

You are responsible for advancing Wal-Mart’s business interests when the opportunity to do so arises. You may not take any opportunities or use any confidential information for your benefit, or for the benefit of your immediate family members, that you discover or obtain through your employment with Wal-Mart. Immediate family members include (whether by birth, adoption, marriage or Domestic Partnership or Civil Union, if recognized by your state or other local law) your spouse, children, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law. Refer to the Conflicts of Interest Policy, PD-13, for specific state information.

You may also not use your position with Wal-Mart or any of Wal-Mart’s resources, property or information for your, or your immediate family members’, personal gain or benefit.

Finally, you may not compete with Wal-Mart in any way during your employment with Wal-Mart.

A detailed Conflict of Interest Policy, PD-13, is located on the “Pipeline” or “Wire,” where available. Where no “Pipeline” or “Wire” is available, the applicable Conflicts of Interest Policy can be obtained from the local Legal Department or People Division.

Things to Remember!

•      It is your responsibility to disclose to your immediate supervisor any situation that you believe creates or could create a conflict of interest.

•      Supervisors are encouraged to then bring the matter to the attention of the Ethics Office who will determine how to proceed.

•      When in doubt, disclose the facts and get advice before acting.

Certain Wal-Mart senior officers are subject to an additional conflicts of interest policy known as the “Transaction Review Policy.”

Gifts and Gratuities

You may not request, encourage or accept a gift or gratuity from a supplier, potential supplier or any person who you believe may seek to influence any business decision or transaction involving Wal-Mart. The same rule applies to Departments. Suppliers may not donate items to Wal-Mart for the purpose of raising funds for charities or non-profit organizations. Also, Associates may not accept a gift or gratuity from a customer for work performed by the Associate in a store or club, except as allowed by local or national policy.

Examples of gifts or gratuities include the following:

•	“free goods”

•	tickets to sporting or entertainment events

•	kickbacks in the form of money or merchandise

•	discontinued or no-longer-used samples

•	supplier-paid trips

•	liquor or meals

•	tips

•	personal services or favors

Things to Remember!

•      Any gift or gratuity received from a supplier must be returned with an explanation of this policy.

•      Where return is impractical, any gift that is not returned becomes the property of Wal-Mart.

•      Any offer of a gift or gratuity must be reported to your supervisor.

Confidential Information

Your position within Wal-Mart may give you access to confidential information about our business, customers, suppliers and other organizations with which we do business. Associates must always keep this information strictly confidential. You should consider all information gained through your employment as confidential Wal-Mart information. Accessing or attempting to access confidential or personal information for non-business related purposes is strictly prohibited. You must return all confidential Wal-Mart information (if in physical form) to Wal-Mart along with any other Wal-Mart property in your possession upon termination of employment.

Things to Remember!

•      Do not disclose confidential information to anyone outside the Company without the express written approval of the People Department (in the case of information about an Associate) or the Legal Department (in all other cases).

•      Disclose confidential information to other Associates only for legitimate business purposes.

•      Handle all confidential information with care to avoid inadvertent or careless disclosure.

•      Secure or password protect all files or records containing confidential information as necessary to protect the confidentiality of that information.

•      For information regarding protected health information refer to Wal-Mart’s HIPAA Privacy Policy, PD-59, or the corresponding national or local policy.

Trade Secrets

Wal-Mart has invested in the development of systems, processes, products, know-how and technology that have made us a leader in the retail industry and give us a competitive edge. We call this information, know-how and technology our “trade secrets.” All trade secrets must be kept confidential and secure. In addition to protecting our own trade secrets, it is our policy to respect the trade secrets of others. No Associate may reveal the trade secrets of the companies with which we conduct business. Associates should also keep the trade secrets of their former employers confidential. Wal-Mart will not tolerate the violation of confidentiality or secrecy agreements or the improper acquisition of protected information.

Things to Remember!

•      Always protect and maintain the confidentiality of our trade secrets.

•      If you have a question as to whether information is a trade secret, ask your supervisor.

•      If your supervisor has questions, he or she should contact the Legal Department.

•      Any creations or inventions that you make as a Wal-Mart Associate are the property of Wal-Mart, where permitted by law. In furtherance of this policy, you may be required to sign an invention disclosure that gives ownership of any such creations or inventions to Wal-Mart.

Insider Trading

It is illegal to buy or sell stock or other securities on the basis of material, nonpublic (i.e. inside) information. It is also illegal to communicate (or “tip”) inside information to others so that they may buy or sell stock or other securities. If you are aware of material, nonpublic information about Wal-Mart or any other company, including our suppliers or business partners, you are prohibited from trading (directly or indirectly) or tipping others to trade in the stock or other securities of that company. These same restrictions apply to any person who lives in your household or who is financially dependent upon you.

Inside information is any non-public information that a reasonable investor is likely to consider important in making an investment decision. Common examples of inside information include:

•	Projections of future earnings or loss.

•	News of a significant or pending merger, acquisition or tender offer.

•	News of a significant sale of assets or the disposition of a subsidiary.

•	Changes in dividend policy, the declaration of a stock split, or the offering of additional securities.

•	Changes in management.

•	Significant new products or discoveries.

•	Impending bankruptcy or financial liquidity problems.

•	The gain or loss of a significant supplier or customer.

•	The possible awarding or cancellation of a significant contract to either Wal-Mart or to a supplier.

Things to Remember!

•      Never buy or sell the stock or other securities of any company while you have inside information about that company.

•      Never recommend that anyone buy or sell the stock or other securities of any company while you have inside information about that company.

•      Do not disclose inside information about Wal-Mart to anyone outside of Wal-Mart (including your family members), unless such disclosure has been approved by the Legal Department, and only after the Legal Department has informed you that adequate steps have been taken to prevent misuse of the information.

•      Disclose inside information within Wal-Mart only on a “need-to-know” basis.

•      For more information, refer to the Company’s Insider Trading Policy, CR-01.

Wal-Mart Assets

Wal-Mart property should be used only for Wal-Mart business and should not be used for any type of personal gain. You are responsible for maintaining Wal-Mart property under your control and should take reasonable steps to protect Wal-Mart property from theft, misuse, loss, damage or sabotage.

Associates have no expectation of privacy as to the use of Wal-Mart communication tools, and Wal-Mart has the right to and does monitor your communications tools, including their content, and your usage of such tools.

Things to Remember!

•      You should only use Wal-Mart communication tools in accordance with the policies listed below.

•      Do not connect a modem to any computer in Wal-Mart’s Home Office without the approval of an Information Systems Division Vice President.

•      Do not use Wal-Mart letterhead when writing letters regarding personal or non-business matters.

•      Safeguard all physical, financial, and other company assets. Do not use a company vehicle for unauthorized personal use without reimbursing Wal-Mart for the expense.

For more information, refer to the following, or the corresponding national or local policies:

•	Company Equipment Usage Policy, PD-54.

•	Personal Computers Policy, I1-03.

•	Use of Computer Modems and Internet Usage and Security Policy, I1-06.

Media Statements

You may not make any statement (written or verbal) on behalf of Wal-Mart to media, news publications, trade publications or any other source without prior approval from the Corporate Affairs Department (and, with respect to statements about financial matters, the Finance Department). For more information, see Wal-Mart’s Public Relations Policy, CA-10.

Things to Remember!

•      Direct any request to make any statement on Wal-Mart’s behalf to the Corporate Affairs Department.

•      Do not respond to an inquiry yourself without prior approval from the Corporate Affairs Department.

Responsibilities to Our Fellow Associates

Dignity and Respect

Wal-Mart Associates should treat each other with dignity and respect. We should be fair and courteous in all of our interactions in the workplace. The policies in this section are an extension of Sam Walton’s basic belief of “Respect for the Individual.”

Non-Discrimination

Wal-Mart is committed to ensuring that our Associates represent the diversity of our customers and the communities we serve. Wal-Mart will not tolerate discrimination in employment on the basis of race, color, age, sex, sexual orientation, religion, disability, ethnicity, national origin, veteran status, marital status or any other legally-protected status. Any such discrimination against a customer or supplier is also strictly prohibited.

Things to Remember!

•      Review your own decisions to ensure that merit and business considerations, instead of prejudice, stereotyping or bias, drive your actions.

•      Do not allow race, color, age, sex, sexual orientation, religion, disability, ethnicity, national origin, veteran status or marital status to be a factor in hiring, evaluation, promotion, compensation or other employment-related decisions.

•      Immediately report any suspected acts of discrimination by or against any Associate, customer or supplier.

Harassment and Inappropriate Conduct

Harassment of any type, whether directed at a co-worker, supplier, customer or anyone doing business with Wal-Mart, will not be tolerated. Harassment is broadly defined and includes conduct which negatively interferes with work performance, diminishes the dignity of any person or which creates an intimidating, hostile or otherwise offensive work environment.

Verbal, visual or physical conduct of a sexual nature is inappropriate in the work place and may be unlawful sexual harassment. Examples include:

•	Sexual advances, requests for sexual favors, foul language, off-color jokes, remarks about a person’s body or sexual activities;

•	Displaying sexually suggestive pictures or objects, suggestive looks or leering, or suggestive communication in any form; or

•	Inappropriate touching.

Additionally, Wal-Mart will not tolerate violent acts or threats of violence on Wal-Mart property or while engaged in Wal-Mart business.

Things to Remember!

•      Do not make insulting or offensive remarks. If one of your comments or jokes offends someone else, it may be seen as harassing.

•      If you are upset by a person’s choice of words, speak up and tell that person. Explain why the comments offend you, and ask the person to stop.

•      Avoid making jokes or comments or using nicknames if you question their appropriateness.

•      Do not make sexual advances to another Associate or person with whom you work.

•      Do not show favoritism on performance evaluations or in other actions based on personal relationships.

•      Immediately report any act of Harassment or Inappropriate Conduct.

•      For additional information refer to the Harassment/Inappropriate Conduct Policy, PD-19, and the Workplace Violence Policy, PD-48, or the corresponding national or local policies.

Wage and Hour

It is a violation of law and Wal-Mart policy for you to work without compensation or for a supervisor (hourly or salaried) to request that you work without compensation. You should never perform any work for Wal-Mart without compensation.

Things to Remember!

•      If you are an hourly Associate, you must clock in prior to beginning work and clock out for meal periods and at the end of your scheduled shift when you are no longer performing work for Wal-Mart.

•      Immediately report any request by any supervisor that you or another Associate work without compensation.

•      For additional information, refer to the Working Off the Clock Policy, PD-43, or the corresponding national or local policy.

Immigration

You may not hire, recruit, or refer for a fee, anyone not legally authorized to work in the country in which employment is sought. Wal-Mart is required to inspect, verify, and document the identity and employment authorization of every new Associate.

Things to Remember!

•      All persons hired by Wal-Mart, must provide proper documentation and verification of their authorization to work in the country where they are to be employed.

•      In complying with immigration laws, it is important to follow Wal-Mart’s prohibition against employment discrimination on the basis of national origin or possible citizenship status.

•      Wal-Mart requires that all employment agencies, contractors and others doing business with Wal-Mart fully comply with all immigration laws.

Privacy

Wal-Mart is committed to protecting the privacy of Associates in accordance with applicable laws. Only Associates who are authorized and who have a work-related reason may access company personnel and medical records. Personnel and medical records should contain only employment-related information. All matters relating to employment and termination are confidential. Outside inquiries must be directed to the Legal Department.

Wal-Mart is also committed to protecting personal information that we maintain on individual consumers. You must follow Wal-Mart practices and procedures for maintaining the privacy of this information.

Things to Remember!

•      If you are asked by any outside person, group or agency to provide access to records maintained by Wal-Mart, you must first discuss the request with the Legal Department.

•      If you are in a Wal-Mart business subject to special privacy rules or procedures (e.g., pharmacy or vision centers, Wal-Mart.com or benefits administration), read and understand the current Wal-Mart privacy policies or procedures for your business and understand how it applies to your job.

•      Wal-Mart maintains a privacy policy for our customers and members which is located on our corporate website at www.wal-martstores.com.

•      Additional information regarding health information privacy issues is available in the Wal-Mart HIPAA Privacy Policy, PD-59, or the corresponding national or local policy.

Fraternization

Wal-Mart Associates are expected to conduct themselves in a manner that promotes respect, trust, safety, and efficiency in the workplace. You may not date or become romantically involved with another Associate if you can influence that Associate’s terms and conditions of employment or if that Associate can influence the terms and conditions of your employment.

Specific examples of prohibited conduct are contained in the Fraternization Policy, PD-22, or the corresponding national or local policy.

Alcohol and Drug Abuse

Wal-Mart is committed to a drug and alcohol free work environment and maintains a strict Alcohol and Drug Abuse Policy.

Where permitted by law, Wal-Mart requires all job applicants to be drug screened as part of the post-offer hiring process. Any applicant who tests positive for illegal drug use will not be hired. Where permitted by law, you may also be required to submit to drug testing prior to promotion to a management position, following certain on-the-job injuries or if there is a reasonable basis to suspect you are under the influence of drugs.

Things to Remember!

•      Seek professional help if you have a problem with substance abuse before it adversely affects you personally or professionally.

•      For additional information refer to the Alcohol and Drug Abuse Policy, PD-16, or the corresponding national or local policy.

Responsibilities to Suppliers, Competitors, Customers, Communities and Governmental Authorities

Relations with Suppliers

Wal-Mart bases its relationships with suppliers on lawful, efficient and fair business practices. The selection of suppliers must be made on the basis of objective criteria, including quality, price, delivery, adherence to schedules, product suitability, maintenance of adequate sources of supply and Wal-Mart’s purchasing practices and procedures. You must treat Wal-Mart suppliers with respect, fairness and honesty and not take undue advantage of a supplier by using Wal-Mart’s business influence. We also expect our suppliers to follow all applicable legal requirements in their business practices.

You should not approach a supplier or potential supplier about providing employment for your immediate family members. Immediate family members include (whether by birth, adoption, marriage or Domestic Partnership or Civil Union, if recognized by your state or other local law) your spouse, children, parents, siblings, mothers and fathers-in-law and brothers and sisters-in-law.

Wal-Mart will not do business with former Associates for a period of five (5) years after the Associate’s separation from Wal-Mart if a conflict of interest exists between the Associate’s former position at Wal-Mart and the Associate’s new position with a supplier. For example, if you leave the employment of Wal-Mart and go to work for a supplier, you may not be allowed to work on or service the Wal-Mart account on behalf of the supplier during this five-year restricted period. The People Director for each Division will review inquiries and determine whether a conflict exists when a former Associate proposes to go, or has gone, to work for a supplier.

Things to Remember!

•      Avoid conflicts of interest in supplier selection, such as directing business to a supplier owned or managed by a relative or a friend.

•      Associates who are involved in proposals, bid preparations or contract negotiations must be certain that all statements, communications and representations are accurate and truthful.

•      Do not have social or other relationships with suppliers, if such relationship would create the appearance of impropriety or give the perception that business influence is being exerted.

•      If you believe that you may be perceived to have an inappropriately close relationship with a supplier or appear to be exerting business influence, you should inform your supervisor. If your supervisor has questions, he or she should contact the Ethics Office.

•      Be watchful for suppliers who violate worker safety, environmental or other legal requirements and promptly report any such activities to your supervisor or the Ethics Office.

Improper Payments

You should not offer anything of value, directly or through third persons, to anyone (including governmental authorities) to obtain an improper advantage in selling goods and services, conducting financial transactions, or presenting the Company’s interests. All countries prohibit bribery of their own public officials, and many also prohibit the bribery of officials of other countries. Wal-Mart’s policy goes beyond these legal requirements and prohibits improper payments in all activities, both with governments and in the private sector.

Things to Remember!

•      Never give, offer, or authorize the offer of anything of value to a customer, supplier or government official to obtain any improper advantage.

•      Never offer a business courtesy (such as a gift, contribution or entertainment) in circumstances that would create an appearance of impropriety.

•      Gifts to foreign officials are covered under the U.S. Foreign Corrupt Practices Act (see the International Business Practices Section of this Statement of Ethics) and corresponding laws in most other countries where Wal-Mart has operations.

Environmental, Health and Safety

Wal-Mart is committed to the health, safety and the protection of the environment and to conducting our business in compliance with all environmental health and safety laws. Our policy is to conduct our business in a socially responsible and ethical manner that protects the environment and the health and safety of our customers and Associates.

As an Associate of Wal-Mart, you must:

•	Always comply with all relevant environmental, health and safety laws.

•	Reduce waste and appropriately dispose of toxic or hazardous materials.

•	Respect the environmental rights and interests of our neighbors and the communities in which our stores and clubs are located.

•	Create and maintain a safe working environment.

•	Help prevent accidents and injuries to our customers and Associates.

•	Avoid unsafe activities and conditions, including blocking fire exits, improper shelving of inventory and obstructing aisles.

•	Follow all company policies and directives relating to the environment and the health and safety of our customers and Associates.

Things to Remember!

•      Follow all company directives, policies and procedures related to compliance with environmental, health and safety laws.

•      Immediately report any suspected violations of environmental law or health and safety laws such as the Occupational Safety and Health Act (“OSHA”), which is applicable to U.S. Associates.

•      OSHA guidelines and procedures can be found in Wal-Mart’s Risk Control Resource Manual and on the “Pipeline” or “Wire.” Where the “Pipeline” or “Wire” is not available, the applicable environmental and health and safety laws may be obtained from the Legal Department.

Antitrust

Antitrust laws protect free enterprise by ensuring vigorous competition. These laws prohibit activities that restrain trade. Wal-Mart is committed to doing its part to preserve free enterprise by requiring that all Associates follow all applicable antitrust laws.

In general, antitrust laws prohibit:

•	Any agreement with a competitor, customer or supplier that unreasonably restrains Wal-Mart’s activities;

•	Agreements or other conduct that unreasonably restrains Wal-Mart’s competitors, customers or suppliers from doing something they might otherwise do in the normal course of their business; and

•	Agreements or other conduct that has the purpose or effect of excluding Wal-Mart or our competitors, customers, or suppliers from a market or a part of a market.

The following are examples of activities that should be avoided under the antitrust laws:

•	Agreements with competitors with respect to price, terms of sale, costs, profits, profit margins or the division or allocation of markets, territories, or customers;

•	Exchanging any unpublished information concerning prices, terms of sale or any other competitive information with a competitor;

•

Knowingly inducing a supplier to give a lower price or better terms to Wal-Mart than to a competitor of Wal-Mart, unless either: (1) it is based on actual differences in cost of manufacture, sale or distribution or (2) you believe another supplier will offer the same goods at a lower price and you express that belief to the supplier (without specifically identifying the other supplier or the amount it is likely to bid);

•	Tie-in sales, where the supplier refuses to sell product A to Wal-Mart unless Wal-Mart also buys product B, are illegal. Exclusive agreements to sell particular items may also be illegal in some circumstances; and

•	Agreements to boycott a third party. It is not illegal for Wal-Mart to decide that it will not do business with other companies, but you should never discuss with others Wal-Mart’s intention to do or not do business with such companies.

Various laws may also prohibit other types of activities, such as selling below cost, refusals to deal and certain trade association activities. For more information, see the Company’s Competition Policy, OP-13.

Things to Remember!

•      Develop Wal-Mart strategies and make all business decisions independently, without consultation with any Wal-Mart competitor.

•      If you are in a situation where others discuss topics that raise antitrust concerns, explain that Wal-Mart does not engage in such conversations.

•      If the discussion continues, remove yourself from the conversation and immediately report the incident.

•      Avoid giving to, accepting from or discussing with a competitor any unpublished information concerning prices, terms and conditions of sale or any other competitive information.

•      Antitrust violations can have severe consequences for individuals, including imprisonment, and can result in major financial penalties and embarrassment for Wal-Mart.

•      If you have questions about any of the issues discussed in this section of the Statement of Ethics, you should contact the Legal Department.

USA PATRIOT Act

Wal-Mart is committed to complying fully with all applicable money laundering laws throughout the world, including the USA PATRIOT Act. You must comply with all applicable laws prohibiting money laundering and that require reporting of cash or other suspicious transactions.

You should be alert to the following activities:

•	The types of payments that have become associated with money laundering (e.g., multiple money orders of travelers checks or large amounts of cash);

•	A customer or other third party who is reluctant to provide complete information, provides false or suspicious information, or is anxious to avoid reporting or record-keeping requirements;

•	Unusually favorable payment terms or unusual fund transfers to or from foreign countries unrelated to the transaction; and

•	Structuring a transaction to avoid requirements (e.g., multiple transactions below the reportable threshold amounts).

Things to Remember!

•      Be on the look-out for warning signs or suspicious activities that might indicate money laundering.

•      Follow Wal-Mart’s rules concerning acceptable forms of payment, including, if applicable to your job, all procedures related to compliance with the USA PATRIOT Act and similar legislation in other countries. For further guidance on this topic, please consult with your local Legal Department.

Governmental Dealings

You may not enter into any contract with any federal governmental entity involving the sale of products or services without written approval from the General Counsel and a member of the Executive Committee of Wal-Mart. Outside of the U.S., government contracts require prior review by the local Legal Department and the appropriate level of senior management.

Things to Remember!

•      Immediately report all inquires from government entities or investigators to the appropriate level of management.

•      You must be truthful and accurate in all dealings with government officials and agencies.

•      Inquiries from government investigators must be answered accurately and completely, and relevant information may not be suppressed or otherwise withheld.

Political Activities

Wal-Mart encourages you to participate in the political process outside of work and during non-work time. You may use your money to make lawful contributions to political parties, candidates or political action committees. Under no circumstances may Wal-Mart reimburse you for political activities.

No political contribution of Wal-Mart funds or use of Wal-Mart property, services or other assets for political purposes may be made without the prior approval of the Government Relations Department. Indirect expenditures on behalf of a candidate or an elected official, such as travel on corporate aircraft or use of telephones, e-mail, and other corporate equipment, are subject to the same prohibitions.

Things to Remember!

•      Except as required by law or allowed by Wal-Mart policy, Associates may not use their work time or other Associates’ work time for political activities.

•      Wal-Mart will not reimburse Associates for tickets for personal attendance at any political fundraising event, even if business is discussed at the event.

•      Except as required by law, you should not use your job title or Wal-Mart affiliation in connection with the support, endorsement or testimonial of a political candidate or organization without approval from the Government Relations Department.

•      For additional information refer to the Government Relations Policy, CA-15, or the corresponding national or local policy.

Responsibilities Regarding International Business Practices

Wal-Mart is subject to several international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, which seek to curb dishonesty in international dealings. Due to the nature and number of possible international ethical concerns, Associates who conduct Wal-Mart business internationally should have an understanding of the laws governing international trade beyond the principles found in this Statement of Ethics and should fully comply with the laws applicable to their job.

Toward this end, Wal-Mart has adopted a comprehensive International Anti-Corruption Policy, CR-02.

Bribes, Kickbacks, Or Payoffs

The U.S. Foreign Corrupt Practices Act, other U.S. laws, and similar laws of other countries, prohibit you, on behalf of Wal-Mart, from directly or indirectly making, promising, authorizing or offering anything of value to a government official or employee, political party, or any candidate for political office. A governmental official includes any person acting in an official capacity on behalf of a government, agency, department or instrumentality, such as a business with government ownership (e.g., a national oil company).

Things to Remember!

•      Local practice or custom in a foreign country does not excuse compliance with the Foreign Corrupt Practices Act. If you have questions, contact the Legal Department before you act.

•      For additional information see the International Anti-Corruption Policy, CR-01.

International Trade

Many countries regulate international trade restrictions, such as imports, exports and international financial transactions. For example, all goods imported into the United States must pass through Customs where a duty must be paid, unless an exemption applies. Most other countries may have similar requirements.

You should be alert to the following activities:

•	Prices that do not reflect the full value of imported goods or the amounts of any payments to or for the benefit of an exporter;

•	Transfer prices between related parties that fail to cover all costs and profits;

•	Inaccurate or incomplete invoice description of imported goods or the country of origin; and

•	Entry of goods under a preferential duty program (e.g., NAFTA) without supportive procedures that assure compliance with program requirements.

Governments administer a variety of embargoes and sanctions programs against a number of countries, as well as nationals of those countries, because of activities deemed contrary to their interests and the interests of their allies. Transactions with certain designated individuals and organizations, such as terrorist organizations, narcotics traffickers and weapons proliferators, are also prohibited even though those individuals or organizations may not be associated with any particular country’s embargo. Severe civil and/or criminal penalties may be levied against companies or individuals that violate export controls. Always consult with the Legal Department prior to entering into international trade negotiations or transactions.

Things to Remember!

•      Follow all relevant international trade control regulations, including licensing, shipping documentation, duty requirements, import/export documentation, and reporting and record retention requirements of all countries in which you conduct business.

•      Understand which party to an international trade transaction is responsible for the accuracy of trade documentation and ensure that Wal-Mart has properly discharged its obligations in the transaction.

•      You are responsible for knowing with whom you are dealing when it comes to international trade.

•      In some circumstances, you will need to obtain approval before you can send proposal information to a foreign customer. No proposal to sell or to export products can be made until there is satisfactory information regarding the end-use, end-user and the country of ultimate destination.

•      Make sure that the appropriate export control authorization is in place before you act.

•      Sending technical data, or hardware or software, or having technical discussions with Associates of Wal-Mart who are in foreign offices may require appropriate authorization prior to export. Check in advance with the Legal Department.

•      You must not do anything that would facilitate business with any generally embargoed country.

Restrictive Trade Practices & Boycotts

Wal-Mart will not participate in any activity intended to restrain trade or promote a boycott of customers or suppliers located in a particular country where such boycott would be in violation of applicable law. If you learn of a boycott request or a related information request, you must report it immediately to the Legal Department.

Things to Remember! • Be careful when retaining agents to represent Wal-Mart’s interests. Consultants, agents, sales representatives, distributors or contractors must comply with this policy.

RESOURCE FOR ETHICS REPORTING OR QUESTIONS

Wal-Mart Ethics Hotline

United States, Canada, Puerto Rico:	1-800-WMETHIC
(1-800-963-8442)

All Other Locations: See toll-free number posted in each country.

Confidential and Anonymous

Wal-Mart Ethics Office

Wal-Mart Stores, Inc.

Attn: Ethics Office

702 S.W. 8th Street

Bentonville, Arkansas, 72716-0860

Ethics@wal-mart.com